Filed pursuant to Rule 433

Registration No. 333-206499

October 12, 2016

Final Term Sheet
USD  5,000,000,000 1.250% Global Notes due 2019

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	September 30, 2019

Redemption Amount:	100%

Interest Rate:	1.250% per annum, payable semi-annually in arrears

Date of Pricing:	October 12, 2016

Closing Date:	October 19, 2016

Interest Payment Dates:	March 30 and September 30 in each year

First Interest Payment Date:	March 30, 2017 (for interest accrued from, and including, October 19, 2016 to, but excluding, March 30, 2017)

Interest Payable on First Interest Payment Date:	USD 27,951,388.89 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.859%

Underwriting Commissions:	0.100%

Proceeds to Issuer:	99.759%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769HC17

CUSIP:	500769HC1

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:(1)	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	Barclays BofA Merrill Lynch Citigroup

Stabilization Manager:	Barclays Bank PLC

Registrar:	The Bank of New York Mellon (Luxembourg) S.A.

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746915008391/a2225796z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746915008388/a2225819z424b3.htm. Alternatively, Barclays will arrange to send you the prospectus, which you may request by calling toll-free: +1-888-603-5847.

(1)  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.